EXHIBIT 99.2
                                                                    ------------


                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                          Page 1






                                 STAAR SURGICAL

                              Moderator: Doug Sherk
                                  July 31, 2003
                                   3:30 pm CT


Operator:        Good afternoon,  ladies and gentlemen. And welcome to the STAAR
                 Surgical second quarter 2003 earnings conference. At this time all participants are in a listen only mode. Following today's presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press star followed by the zero.

                 As a reminder, this conference is being recorded today, Thursday, July 31st, 2003. I would now like to turn the conference over to Doug Sherk with EVC. Please go ahead, sir.

Doug Sherk:      Thanks,  operator and good afternoon,  everyone.  Thank you for joining us for the - this afternoon for the STAAR Surgical conference call to review the financial results for the second quarter that ended July 4th, 2003.

                 If you have not received a copy of the results news release that was issued at market close today and would like one, please call our office at 415-659-2285 and we'll send you one immediately.
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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                          Page 2


                 Additionally, we have arranged for a taped replay of this call, which may be accessed by phone. This replay will take effect approximately one hour after the call's conclusion and remain in effect through tomorrow night, Friday, August 1st at 11:59 pm Eastern time. The dial in number to access the replay is 800-405-2236 or for international callers 303-590-3000. Both need to use the pass code 544651 # sign.

                 In addition, this call is being web cast live with an archive replay also available. To access the web cast, go to STAAR's website at www.staar.com. The web cast archive of the call will be available until the company releases its third quarter results.

                 Before we get started, during the course of this conference call the company will make projections or other forward-looking statements regarding future events including statements about its domestic sales, the planned submission of its FDA filing for implantable contact lenses and the company's beliefs about its revenues and earnings for the full year ending December 31, 2003 and December 31, 2004.

                 We wish to caution you that such statements are just predictions and involve risks and uncertainties. Actual results may differ materially. Factors actually - excuse me - factors that may affect actual results are detailed in the company's filings the SEC including its most recent filing of Form 10Q and 10K.

                 In addition, the factors underlying the company's forecasts are dynamic and subject to change and therefore the forecasts are to be only as of the date they are given. The company does not undertake to update them; however, they may choose to do so
                 from time to time.  And if they do so they  will    disseminate
                 the updates to the investing public.
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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                          Page 3


                 Now I'd like to turn the call over to David Bailey, President and Chief Executive Officer of STAAR Surgical Company.

David Bailey:    Thanks,  Doug  and  good  afternoon,  everyone.  Thank  you for joining us for the STAAR  Surgical  second  quarter  conference call. With me today is John Bily, our Chief  Financial  Officer
                 and Deborah  Andrews,    our Global  Controller along with Nick
                 Curtis, our Sales and Marketing VP for the United States.

                 Today I'm going to start off the call with an update on our progress during the second quarter. John will then review our financial performance and then we'll open up the floor to take any questions.

                 Once again our financial performance during the quarter was led by the continued growth in our international sales, which was highlighted by a 38% increase in the ICL unit sales year-on-year. We are pleased with the progress that we continue to make and believe that it illustrates our commitment to successfully executing our long-term strategy.

                 Total product sales grew nearly 8% to almost $13 million from quarter two '02 levels. For the fifth consecutive quarter, our gross profit margins improved to 54.5%.

                 Our net loss increased slightly versus quarter one to a loss 6 cents per share reflecting the ramp up of investment in R&D and expenses related to clinical and regulatory issues primarily the ICL filing. Although we are still showing an operating loss for the quarter, it was $2 million less than the operating loss in quarter two '02.
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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                          Page 4


                 During the first half, international sales grew 19% versus the same period in 2002 and represented approximately 54% of total revenue. We believe that we are seeing a meaningful ramp up of European Toric ICL sales, which helped generate this growth.

                 We continue to generate increased international operating efficiencies, which resulted in an increase in international gross margins. International gross margins were up 12% from the second quarter of 2002 and up 8% overall when we exclude the impact of foreign exchange.

                 In Germany, which remains our biggest market beyond the U.S., after adjusting for exchange, gross margins grew by 8% from the second quarter versus last year's second quarter. In Australia, one of our fastest growing markets, they were also up significantly.

                 Sales in Germany were up 28% from '02 levels and ahead by 32% for the six months year-to-date. Exchange effects contributed significantly to this outstanding growth but even discounting this there was growth in the business net of currency movements.

                 On the domestic front, we faced another challenging quarter; however, we believe we are beginning to see a bottom out on the sales decline. Sales in the U.S. were down 3% from 02 2002 - (I'm sorry) quarter two 2002, which was a vast improvement over prior quarter on quarter comparisons. Eleven percent decline quarter four '02 and a 6% decline in quarter one '03. Critically, U.S. sales were up by 3% in quarter two versus quarter one.

                 We have committed to turn around the U.S.-based cataract business during the second half of this year. To do this, we need to gain traction for IOL sales in this market. Although not yet occurring across the board, we are beginning to see

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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                          Page 5


                 strong trends in our speciality lenses, the collamer plate lens and the Toric silicone product, which tend to both be premiumly priced.

                 The modest growth trend we reported in quarter one for these products has accelerated significantly in quarter two comparisons versus quarter two last year, with unit growth at 31%. Each of these unique products is trending up very positively, not only in yearly revenue in units shipped comparisons, but also in sequential comparisons.

                 This growth was partially offset by a decline in silicone plate lens sales due to market decline coupled with some cartridge delivery issues. The same issues also hindered the growth of our three-piece silicone franchise and are frustrating.

                 All efforts have been expended to solve the inserter issues during quarter two. We firmly believe we have a robust solution to the plate delivery issues and expect to gain back some lost business in the third quarter. Overall we expect to see silicone lens growth in the second six months of '03 as compared to the first half.

                 Regarding the collamer three-piece injector, our targeted, target date for launch has been delayed from September to November reducing the anticipated positive sales impact in '03.

                 This  system  as  I've  reported  in the  past  has  been  very
                 challenging   to  develop   due  in  part  to  the  unique  and
                 proprietary characteristics of the collamer material. We have however made huge progress and are confident of launching an injector that gives an acceptable delivery this year.
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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                          Page 6


                 Despite this, all indications point to a positive sales trend emerging in the U.S. market during the second half. I want to reiterate that the issues that we are having with the injectors have been identified, targeted, and are solvable.

                 As we have stated previously, the growth in the U.S. will underscore an acceleration of future company's profit growth. Despite all of the good news on the ICL, and there's been much of it, we remain determined to rebuild and fully exploit the potential of our cataract business in the U.S. Although this should be classed as work in progress, I believe the numbers are indicating that we are beginning to turn this into a reality.

                 During the quarter, we continued to strategically control and manage expenses but have planned increases in two specific areas. With the ICL PMA, we were determined to deliver the strongest possible file to the FDA. This clearly had a significant payback in terms of achieving an expedited review.

                 As a result, R&D expenditure during the quarter was up 16.7% sequentially. We planned for this expenditure to continue during the third quarter at a rate roughly comparable to the second quarter as we move towards panel and prepare accordingly.

                 The second cost factor was our work on improved injectors for our IOL's. Having identified all of the issues at hand, we took a conscious decision to accelerate spending in order to get the issues behind us and move our IOL business forward at a faster rate. Conversely, I'm therefore please to note that once again we decreased our general and administrative expenses both year over year and sequentially.

                 As you know, we have made a commitment to our shareholders that we will diligently work to collect all monies due to the corporation. Earlier this month we were pleased to announce


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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                          Page 7


                 that we had collected in full a $2.3 million loan owed to STAAR by a former officer of the company. This repayment along with a successful private placement that we completed during the quarter allowed us to strengthen our financial platform tremendously.

                 We also want you to know that with the appointment of new auditors in mid-June, the new firm McGladrey & Pullen has begun their review of our historical financial reporting, including the past accounting treatment of loans to officers and directors that were granted as far back as 1991. I would emphasize that there have been no new loans to officers and directors under the new management team.

                 At present the results of this evaluation are unknown but McGladrey & Pullen has raised three issues that they are working closely with BDO Seidman to resolve. They are complex - extremely so - but I'll try and elaborate.

                 Over the past two years as we have communicated often, the company has worked closely with our auditors and legal advisors and taken exceptional steps to secure and collect these loans. As a result of our efforts we've collected $5.2 million of the total $7.2 million in loans to former officers and directors, and we're aggressively pursuing the remaining $2 million.

                 There are three issues. In 2000 and 2001, we booked reserves against income that resulted in a $3.6 million charge against earnings, and we may or may not have to reverse those reserves.

                 Secondly we have treated as interest income approximately $321,000 in interest from these loans that was collected in

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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                          Page 8


                 cash by STAAR. And there is now a question as to whether this interest income should be treated in a different manner.

                 Thirdly, while legally the loans were structured and treated by the company as full recourse loans, there is a question as to the characterization of the notes as non-recourse from an accounting perspective. This characterization in turn brings into question variable accounting treatment and the calculation of imputed compensation expense.

                 We recognize that this issue is confusing and as of this afternoon we've given you the best available information we have on the issue. However, we have been assured by the new auditors that if there is a charge recorded as a result of their decision, it will be a non-cash charge and related specifically to notes from former officers and directors.

                 We will report to you on this development as soon as the decision is reached. It is not an operational - I say it is not operational in nature and should not detract from the strong operational progress we are making at the company.

                 Moving on to that progress, with the successful collection of loans to officers and directors as well as the proceeds from the private placement, we now have the cash to ensure, through effective execution in the U.S., that the ICL will represent the next paradigm shift in refractive surgery.

                 While we continue to have significant and continued interest in
                 partnership   opportunities   and  are  fully   exploring  that
                 interest, we are as we speak actively executing a plan to market the ICL ourselves within the U.S. For competitive reasons we will not be discussing the specifics of this plan but we are actively engaging the organization to execute against it.
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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                          Page 9


                 We continue to make steady progress in growing our international business and we're certainly - we've certainly improved our cost structure. We also now believe that we have begun to see the beginnings of an up trend in the U.S. business based on the growth achieved in quarter two this year versus quarter last year.

                 We expect to see more improvement throughout the second half of the year. With our cost strategies firmly aligned, we will continue to focus significant resources on the commercialization of the ICL and the Toric ICL. So let me quickly update you on some exciting developments that have occurred during the second quarter.

                 Clearly the most exciting news of the quarter was the FDA's acceptance of our PMA for the ICL. On May the 8th, 2003, we filed the PMA and on July the 1st, we received notification that the FDA had not only accepted our PMA but also granted us an expedited review status.

                 This expedited review covers myopia in the range -3.0D to -20.0D. Without going into details, I can tell you that we're already experiencing the burden of work that results from an expedited review. We believe that this action by the FDA further underscores our belief that the ICL represents the next paradigm shift in refractive surgery.

                 With all of this activity, I'm confident that we will exceed our stated goal of getting to panel by November of this year. Please be aware that the September panel has been cancelled and tentatively rescheduled for early October.

                 Also during quarter two, the ICL was the subject of two peer review journal articles. Both of these articles compared

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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                         Page 10


                 various post-operative outcomes in ICL patients to those of LASIK patients. We are pleased with the results of these studies indicated that the ICL post-operative clinical outcomes were significantly better than LASIK. These objective studies underscore the results of our three-year data, which showed a 99.4% patient satisfaction rate.

                 In July, a new study compared ICL to LASIK and demonstrated that patient satisfaction with the ICL is a result of a sharper image and less haze than is seen with LASIK. This is well demonstrated on STAAR's new website, which I hope you will visit. Remember what you see there will be used by ICL doctors as they counsel patients on the merits of the two procedures.

                 As our research base grows, we are increasingly excited about the potential for the ICL and the Toric ICL. We currently have new ICL approvals pending in Taiwan and Australia. We're also working hard to gain extended approvals for the Toric ICL in both Korea and Canada. Our stated goal is for our international refractive business to double in 2003 versus prior year.

                 Approval of the ICL in the U.S. would allow us to pursue significant revenue opportunities. Our most conservative estimates, which assume sole U.S. marketing by STAAR and minimal market penetration rates indicates that we could see a revenue impact of $47 million per year.

                 Once approved, we expect to launch a dynamic focused marketing effort to support our products within the U.S. market. This will include a standardized training program as we have used in international along with the recruitment of direct employee proctors to ensure the systematic training programs are successfully rolled out.

                 Overall we are delighted with the progress we are making with the ICL both domestically and internationally. We know we were

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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                         Page 11


                 the first to submit a PMA to the FDA and continue to believe that we will be the first to market with a phakic lens in the United States. We also believe that we have the only phakic lens to be granted an expedited review and believe that compared to the nearest competitor we have third generation technology that is compatible with modern day surgical techniques.

                 We do not envision that doctors will, despite strong marketing, be long-term supporters of a product that takes them back 15 years in surgical technique, takes three times longer to perform, and gives an atheistically displeasing outcome for the patients.

                 In summary, the second quarter was yet another successful quarter for STAAR. We continue to make significant progress in our road map to commercialization of the ICL in the United States. At the same time, we built additional market share for the ICL and the Toric ICL internationally.

                 The base cataract business is looking much stronger, with accelerating sales trends on the new technology IOLs in the critical United States market. Our gross margin improvements are solid with opportunity for acceleration as cataract market share builds in the U.S.

                 All of these achievements resulted in increased interest in STAAR Surgical from the investment community, with increased analyst coverage and critically the entry of STAAR into the Russell 2000 Equity Index. We look forward to sharing our continued progress with you throughout the year. At this time, I'm going to hand over to John to recap in a little more detail on the financials.
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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                         Page 12


John Bily:       Thank you,  David.  The financial  fundamentals of the business continue to improve. Gross profit margins improved for the fifth consecutive quarter. SG&A expenses for Q2 and year-to-date 2003 were favorable to prior year.

                 STAAR continues to fund and to grow our R&D investment. Interest expense and debt have been significantly reduced. Working capital management is on track. Manufacturing costs have been favorably impacted by yield and efficiency improvements. And the company today has over $10 million in cash.

                 Let me briefly recap Q2 and year to date financial results. Net sales for the second quarter were $12,950,000 up 7.8% over prior year quarter. For the year to date period, the sales were $25,729,000, an increase of 8.8% over prior year. In the U.S. market, sales declined 3% during the quarter and 5% for the year to date period. The rate of U.S. sales decline continues to diminish as David mentioned earlier.

                 International sales grew 19% for the quarter and 23% for the year-to-date period. Sales in our German subsidiary were favorably impacted by the effect of currency.

                 The ICL and Toric ICL grew 38% in the quarter. STAARVISC sales increased 21% in Q2. AquaFlow sales declined 9%. Speciality lens sales increased 18% and silicone lens sales declined 19% during the second quarter.

                 For the year to date period, the ICL and Toric ICL grew 42%. STAARVISC sales increased to 34% and AquaFlow sales declined 16%. Speciality lens sales increased 11 and silicone lens sales declined 15%.
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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                         Page 13


                 (Gross) profit excluding royalty income for the quarter was $7.1 million; a $1.1 million or 19% increase over prior year. Gross margin was 54.5%, a full six margin point improvement over prior year quarter. Year to date gross margin was 54.4, a 5.5% improvement over the prior year, year to date period.

                 Gross margin improvements were the result of reduced cost structures in our manufacturing facilities, production yields and efficiency increases, and significant growth in the high margin ICL product lines. These improvements were partially offset by the unfavorable mix due to decline in the U.S. IOL business, which as we said before operates with a significantly higher gross margin percentage than the international IOL business.

                 General and administrative expenses in Q2 were $2.2 million, 3.5% below prior year. Year to date G&A expenses were $4.5 million, 4.2% favorable to prior year. Reduced legal expenses and professional services and generally tighter expense controls contributed to the favorable performance in G&A.

                 Sales and marketing expenses during the quarter were $4.4 million, $1.8 million below prior year. For the year to date period, expenses we $8.6 million, a less than 1% increase over the prior year period.

                 Spending for R&D, clinical and regulatory activities increased in the second quarter. Spending was $1.41 - $1.4 million, up $400,000 or 41% over the prior year quarter. Accelerated activities during the second quarter included the completion and submission of the U.S. ICL clinical study, Toric ICL clinical activity, and lens insertion systems development program.

                 Total SG&A and R&D spending for the second quarter was $8 million. Excluding the effect of a $1.2 million restructuring
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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
                                                                         Page 14


                 charge in 2002, results were $240,000 or 3% over prior year. On a year to date basis, total SG&A and R&D was $15.6 million,
                 (380) or 3% increase over prior year.

                 Total operating expenses excluding R&D are below prior year for both the quarter and the year-to-date periods and reflect the company's success in reorganization and in cost reduction activities. The increase in R&D spending is result of significant activities associated with the successful submission of the U.S. ICL clinical study, Toric ICL clinical programs and a broad and in depth review of STAAR's portfolio of lens insertion systems.

                 Operating loss for the quarter was $1 million compared to $3 million in the prior year. On a comparable basis and excluding restructuring charges, the operating loss in the prior quarter was $1.8 million. The year to date operating loss was $1.6 million, $3.1 million favorable to prior year.

                 On a comparable basis and adjusting for restructuring costs, prior year to date operating loss was $3.5 million. Excluding restructuring the operating loss for the quarter and year to date period was $800,000 favorable in the quarter and $1.9 million favorable to the prior year year to date.

                 Other income and expense for the quarter was $800,000 favorable to prior year due to a reduction in interest expense of $100,000 and a favorable exchange gains and loss with comparison of $500,000.

                 For the year to date period, other income and expense was $1.1 million favorable due to reduced interest expense, interest income on notes collected from prior officers and directors, and favorable exchange gains and losses. Again as in prior quarters, the company recorded no income tax benefits on U.S. entity net operating losses.
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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
                                                             07-31-03/3:30 pm CT
                                                            Confirmation #544651
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                 Net loss for the quarter was $1.1 million or 6 cents per share.
                 Net loss for the prior year quarter 23 cents per share. On a comparable basis, net loss in the prior year was 16 cents per share adjusting for restructuring costs of $1.2 million.

                 For the year to date period, net loss was $1.9 million or 10 cents per share. Net loss for prior year to date period was 29 cents per share. Again on a comparable basis, the net loss in the prior year was 27 cents per share excluding restructuring costs and one time U.S. income tax benefit.

                 Cash flow from operating activities was $500,000 negative in Q2, which was $300,000 favorable to the prior year quarter. Significant yearly insurance payments and the (ASCRS) meeting were the primary factors for the negative cash flow quarter.

                 Cash from investing activities was $700,000 positive, $1.1 million better than prior year and primarily due to collection of notes from prior officers of the company and $7.7 million in reductions in spending for property, plant and equipment.

                 Let me re - let me do that once more. Cash from investing activities was $700,000 positive in the quarter and that's $1.1 million better than prior year. And that's collection of notes from prior officers of the company of $700,000 and reduction of spending for property, plant and equipment of $200,000.

                 Cash from financing activities was $7.8 million positive, $9 million from our private placement, $1 million proceeds from stock options and $2.2 million used to pay down debt. Net increase in cash for the quarter was $8 million. At the end of quarter two, STAAR had $8.4 million in cash and $3.1 million in notes payable.
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                                                            Confirmation #544651
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                 Clearly   the   first   half  of  2003  has  seen   significant
                 improvements  in the  fundamentals  of the business both from a
                 P&L  operating   prospective  and  on  the  balance  sheet.  As
                 mentioned above, cash at the end of quarter two was $8.4 million and today after the collection of $2.3 million in notes
                 (puts)   that  over  $10   million.   STAAR's   total  debt  is
                 approximately $3 million and at very favorable interest rates.

                 I'll spend a minute on some guidance for the balance of the year. STAAR had previously forecast high single digit growth for the year based on sales of $47.9 million in 2002. We are still comfortable with this estimate.

                 We had also given guidance, which indicated that the company would be profitable at some point and time in the second half of the year. Additionally, we had indicated that an annual incremental spend of $2.5 million would be required to launch the ICL and take it to market in the U.S.

                 With the acceleration in and the optimism within the approval process in the U.S., we have taken the decision to accelerate this expenditure. This strategy will add $1.1 million in sales and marketing expenses in the second half of 2003. This will ramp up in the third and fourth quarters of '03.

                 For 2004, our estimate for the incremental expenses for the ICL remains the same. As a result of this change and the acceleration of the ICL launch expenses, we will not achieve profitability in the second half of 2003 as previously indicated.

                 Now some investor relation highlights, STAAR will be presenting at the Adams, Harkness and Hill Summer Seminar on Tuesday, August 5th in Boston. And we will be visiting investors -

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                 various  investors  around the country the following  week. I'd like to now turn the call back over to David.

David Bailey:    Thanks,  John, very comprehensive.  I'd now like to open up for questions and we'll summarize as usual with some milestones, which investors can use to judge performance for quarter three.

Operator:        Thank you,  sir.  Ladies and  gentlemen,  at this time, we will begin the question and answer session. If you have a question, please press the star followed by the 1 on your touchtone phone. If you would like to cancel the polling process, you may press the star followed by the 2.

                 You will hear a three tone prompt acknowledging the selection and your questions will be pulled in the order that they are received. If you are using speaker equipment, please lift the handset before pressing in the numbers.

                 Our first question comes from (Joanne Roonch) with (Harris, Smith, Fitzgerald). Please go ahead, ma'am.

(Joanne Roonch): Good  afternoon,  everybody.  So many good questions or so many questions to ask, first could you just address the decline in AquaFlow sales? We expected that it be a little bit more positive this quarter.

David Bailey:    Yes. As I said in the main script, this is a great product with excellent outcomes in the clinical area. But it needs dedicated resource to maintain a momentum of growth because the learning curve is relatively steep.

                 Just to recap, year-to-date, units were down 16% versus last year but with a much lower rate of unit decline only 3% when we compare the quarter two quarter two comparison.
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                 The  problem  has been that  over the last  three  months,  our already limited proctoring resource for AquaFlow has been stretched and somewhat distracted with other critical activity. As a result, surgeon proctoring, a key component of the sales mix, has slowed. This is particularly critical, as the target surgeon for AquaFlow does not immediately overlap with our regular custom base - customer base.

                 We have plans to realign focus, but only after we have turned the corner on our IOL business in the U.S. For the moment, field evaluations of the new injector systems and the recruitment and training of select direct sales reps is taking priority. The clinical evaluations of the new injector system allows me for example to say we were very confident we had a robust solution to the plate haptic delivery, and so that's paying off dividends.

                 So what we've done, (Joanne), is realigned our objectives on AquaFlow and our short-term goal is to halt the decline on AquaFlow in the second half. So that's a clear goal just to prevent - stop the decline. And then once we get all of these injector evaluations and we free up proctoring resource, we'll be able to put more push behind AquaFlow.

                 I should also point out at that - with the ramp-up of ICL that John indicated, we'll be bringing in a proctoring force, which we've started to recruit now. And although that proctoring is going to be directly focused on ICL, it will give us some leeway to get increased proctoring on AquaFlow.

                 But there's no doubt that this quarter is really highlighted the pull that we're getting on the base business and that base customers and AquaFlow, which is a different customer base. So the short-term plan is to stop the decline. It's disappointing but it's understandable given our priorities that we've set.
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(Joanne Roonch): Okay.  What is the  chance  that  the  collamer  injector  gets delayed not from September to November but from September to February or some later date?

David Bailey:    I think  that is very low.  As I said in my text,  we've made a huge amount of progress. I'm very cautious on this because it has been challenging. But I'm pretty solid with those revised dates and the whole R&D group are behind that. And we've actually added some additional resources; you saw both from an expenditure point of view both variable expense and people cost to make sure we get over those hurdles.

                 So I'm pretty - you can never be 100% sure, (Joanne), but I'm very confident with those. And we've added resource and increased expenditure to make sure the delivery is absolute.

(Joanne Roonch): Okay. Two more questions and then I'll get in queue.  The first is you said you think you will do better than getting on a November panel. Is that a roundabout way of saying you believe you're on an October panel?

David Bailey:    I don't know, (Joanne).  I'm just very confident we've - having gotten the expedited review and all the activity that's going on, which as I said is - there's a lot. The - I will beat the estimates that we'd always talked to, which was November.

                 And nothing's firm yet. That October panel is provisional as indicated on the FDA website but clearly we're pulling every stop out to get to an earlier round in the later panel review. Nothing is confirmed, however.

(Joanne Roonch): Okay. Finally, I recognize the guidance you gave for the second half of the year. High single digits in that revenue and that you will not get to break-even during the year.

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                 Could you please be more  specific what to expect for the third quarter and what to expect for the fourth quarter?

David Bailey:    I think  you  (must) - I think we -  inline  with the  previous guidance, we've tried to stay fairly general and give everybody a framework to work within rather than specifics for the individual quarters. And I think - I'd want to stay with that guidance, (Joanne).

                 I think based on what we've said the low single-digit growth, the fact that we're going to absolutely increase sales and marketing by $1.1 million over the two quarters, it's going to ramp up more in fourth quarter. We expect flat AquaFlow. That's the goal. That should give people, you know, a good range to work within.

(Joanne Roonch): Okay.  Thank you very much.

David Bailey:    Thanks, (Joanne).

Operator:        Our next question  comes from Kate Sheridan with Pacific Growth
                 Equities. Please go ahead, ma'am.

(Kate Sheridan): Hi there everybody.

David Bailey:    Hey, (Kate).

(Kate Sheridan): Actually just what was the  FX  contribution on a dollar basis,
                 John?

John Bily:       For the quarter?

(Kate Sheridan): Yes.
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John Bily:       We think the FX was something right around a million dollars in the quarter.

(Kate Sheridan): Okay.

John Bily:       Mostly in Germany, if not all in Germany.

(Kate Sheridan): Right.  Okay.  And then...

John Bily:       (Is that what you need?).

(Kate Sheridan): ...maybe  this is sort of taking  (Joanne)'s  question that was giving us something to work with. We've got some - I think some expense information but I think most of us are probably looking at some, you know, fairly gradual increases in gross margins. Can you give us an idea of where you might exit, maybe even just where the next couple of quarters fall out?

John Bily:       Well, clearly up.

(Kate Sheridan): Yes.

John Bily:       Let me...

David Bailey:    Yes,  (Kate),  just  while  John  looks for that I just want to emphasize that ICL sales are not particularly affected by currency because it's out of Switzerland.

(Kate Sheridan): Right.

David Bailey:    And it's  dollar  invoicing.  But just to make that point while
                 John was checking some...
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John Bily:       Yes,  all of our - yes,  most if not all of the  currency is in
                 Germany.

(Kate Sheridan): Okay.

John Bily:       And not ICL related.

(Kate Sheridan): Right.

John Bily:       Well, we're going to go up and if you look at the first half of the year, (Kate). You know, we're going to improve on that by at least a couple of percentage points - somewhere between two and three percentage points.

(Kate Sheridan): Okay so that by the end of the fourth  quarter then exiting the year up from here?

John Bily:       Right.

(Kate Sheridan): Okay. Okay. Well,  that'll be helpful.  And just curious on the
                 ASPs I mean I see the decline in IOL's but I'm wondering what ASPs are doing specifically?

David Bailey:    ASPs, (Kate), broad brush are doing reasonably well because  as
                 I said the speciality lenses are growing, which command that - a much higher price. So ASPs overall in the U.S. are holding up pretty well and so in, you know, gross margin is improving in the U.S.

                 ASP for ICL is actually getting pushed up slightly as we start to sell more Toric ICL's, which sell for a premium. But overall
                 on   the   silicone   lenses,   ASP's   holding up really well-
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                 reasonably well. Although as we indicated we were losing market share on the base business and the speciality lenses are actually taking ASPs up by somewhere in the region of a 30% premium.

(Kate Sheridan): Okay.

David Bailey:    Thirty to 35% premium.

(Kate Sheridan): Okay.

David Bailey:    Collamer  to  silicone  and  about  the  same  on  the  Toric's silicone.

(Kate Sheridan): Okay.  All right and then,  Dave, you just - you made up a pass at the $47 - the $47 million ICL potential opportunity and I was just wondering if that was sort of (the first) year or once you get to, you know, out of the gate and then on a run rate per year? And then if that's the case sort of when do you get to that point after the roll out?

David Bailey:    Yes.  I  think  that  $47  million  is   consistent   with  the
                 presentation I've given to, you know, investors showing the potential at low penetration rates that's the .6 and .8 that we've talked about. I think, you know, that's obviously a ramp up number.

                 In terms of an absolute growth in ICL, now we have the - our plans firmed up I think we're going to be - we'll give - we'll wait to give more guidance on that absolutely, (Kate). But that's surely a ramp up number.

(Kate Sheridan): Okay.  So there's like...
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David Bailey:    And,  you know,  as with  international,  we'll go for a steady ramp up over time with solid outcomes. They must be highly successful in the markets where we've done it but I think that from the get go it's going to be faster in the U.S. given the interest we're seeing in the products, assuming of course we do get approval.

(Kate Sheridan): Okay and then this last thing and then I'll leave.  I'm curious about the trends in Europe with respect to the ICL, particularly with the Toric. And was wondering if with the Toric are you gaining new surgeons now that you have that to offer or it sort of the same few people? I've talked to a couple over there not a lot but just if you could give us some feel for that - how that - help us out?

David Bailey:    Yes.  The first  thing I would say we got CE Mark in  December.
                 And there is a 60-day lead-time to fulfill an order to set - that's the delivery promise. So, you know, effectively you're only launching towards late first quarter against the orders that you're generating.

                 We're seeing some trade-up where customers are adding the Toric ICL to their usage and that's replacing ICL. But I do think we're starting to see new customers being attracted to the ICL because of the dual benefit. You know, being able to correct two procedures in one. But the early adopters to be fair, are more existing users than purely new users.

(Kate Sheridan): Okay.  Fine.  Thanks very much.

David Bailey:    Thanks, (Kate).

Operator:        Our next  question  comes  from  (Jason  Bedford)  with  Adams,
                 Harkness and Hill. Please go ahead, sir.
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(Jason Bedford): Hi, guys.  Just a few quick  questions and I hate to do this to you. But just any word on Taiwanese approval for the ICL and just are the questions going back and forth or what's the timeline there?

David Bailey:    Honest, that's a very timely question.  What - I'm - first  off
                 I have to say  I'm  very  frustrated  with  Taiwanese  approval because we expected it before now. But we were able to actually
                 get  a  meeting  with  the   Taiwanese   authorities,   or  our
                 representative, was last week. Yes, late last week.

                 And it was really clear during that meeting - two things were very clear. One was that the SARS issue, which I really hadn't factored in from this point of view, had taken a toll on the health authorities in Asia with the Ministries of Health being in turmoil and numerous head count changes.

                 And that delayed a lot of the processing of applications in Taiwan in particular. I don't know the details in Korea because we didn't have a pending approval during this process. We'd already gotten the ICL approval.

                 So that caused chaos and I know that the number of companies - specifically in ophthalmology - that are in the same situation. During that meeting, we met with a pretty senior person, the section chief, and he confirmed that both SARS and some process changes relatively minor had caused delays in the approval process for a number of products including the ICL. And his estimate was that the average delay and I repeat an average delay was at least six months.

                 And so based on that meeting where we went through the detail of what they had and anything else they needed, which was fairly limited, we would revise our approval date to say late

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                 this year.  So that  really is quite out of most  recent  news,
                 (Jason).

(Jason Bedford): Okay. That's fine. And then when do you expect to hear from the
                 FDA regarding a panel meeting, you know, if you were to be on the panel meeting in October, when would you expect to hear?

David Bailey:    It would be some time in about the third week of August.

(Jason Bedford): Third week of August.  Okay great and then, finally,  you know, you mentioned your intention to distribute the ICL yourself here in - or have STAAR do it here in the U.S. Have you stopped discussions with partnerships? Are you still open to that?

David Bailey:    No as I said in the main text,  there's  considerable  interest and we continue to explore that interest but we're locked and loaded on a direct campaign. And we're actively recruiting and hence, while we've added in that additional expenditure, which I think is the right move, since we've got the accelerated review.

(Jason Bedford): Okay.  Great.  Thanks, guys.

Operator:        Our next question comes from (Vivian Wolf) with (Costman Fund).
                 Please go ahead.

(Vivian Wolf):   Dave,  so  should  we read  into  that  that  there is indeed a possibility  of getting final  approval on that before year end in the U.S.?
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David Bailey:   (Vivian),  I couldn't be that  specific.  I really  couldn't be that specific. I mean there's a tentative panel date in October. We've got an accelerated review. We've got frantic activity going on. And...

(Vivian Wolf):   We have optimism.

David Bailey:    ...that, you know, we'll see.

(Vivian Wolf):   And we have  optimism.  That's good. Do you - just one question
                 there's  an update  from  CMS   out  on some of their  hospital
                 rates today and I wasn't - I haven't seen anybody write about whether that affects the IOL business but do you have any information on that?

David Bailey:    I'm not familiar with that, (Vivian).

(Vivian Wolf):   Okay.

David Bailey:    We'll  have to have a look  at that  and get  back to you if we may.

(Vivian Wolf):   Okay,  well that was just  earlier out today and I haven't seen anything on the ophthalmic side so it may not.

David Bailey:    Nick  and I are  looking  at each  other.  We're  not  aware of anything but we'll be happy to have a look at that and give you any comment after.

(Vivian Wolf):   Okay.  Thanks.  I'll come back in the queue.

David Bailey:    Great.
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                                                            Confirmation #544651
                                                                         Page 28


Operator:        Ladies and  gentlemen,  if there's  any  additional  questions, please press the star followed by the 1 on your telephone keypad. As a reminder, if you're using speaker equipment, please lift the handset before pressing the numbers. One moment please for the next question.

                 Our next question comes from (Larry Hemovich) with (HMGC). Please go ahead, sir.

(Larry Hemovich):Good afternoon, gentlemen.

David Bailey:    Hi, (Larry).

John Bily:       Afternoon, (Larry).

(Larry Hemovich):Actually a question  for Nick,  I didn't  realize he was there.
                 I'm delighted he is. Hi, Nick. Can you give us any updates on the marketing and sales front? I know you've been working extremely hard to improve the selling and marketing effort in the field. Is any - any qualitative and quantitative data points you have for us, Nick?

Nick Curtis:     Yes,  having  a hard  time  hearing  you  there a  little  bit,
                 (Larry),   but  I  completed  my  relocation  from  Chicago  to
                 California a couple of weeks ago. And so that's positive. I'm here now for good.

                 We've restructured the sales and marketing department. And in fact we physically moved the departments together, which really I think from an accountability and a productivity perspective really, you know, bringing the departments together is very positive.
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                 We do have a new head of marketing  and this person - she's got a tremendous experience in refractive surgery. And we've got a new director of sales, which really is helping us provide a much better support to our regional managers in the field.

                 As a result of the ICL, you know, we've - there's so much excitement surrounding that that it's created a pretty keen interest in our company and so we've had a lot of people coming to us that are interested in careers at STAAR.

                 I'm looking to continue to strengthen the marketing department on - with specific strong product directors in some of the product areas so we can really focus in the various product areas and have someone accept responsibility for those specific areas.

                 The relationships as far as between corporate management and field management I think is really very much improved and we've spent a lot of time really trying to develop that relationship as well as to really articulate our goals and sort of align our goals much more in the field.

                 I think that - I think we've really made some good progress in that regard. In fact, I'm really encouraged in that regard. And I feel like the region managers are really revitalized and pretty committed to growing their business. I think they realize with the ICL that a strong profitable company is critical to their futures and long-term success there.

                 So, you know...

David Bailey:    And I think quantitatively,  you know, as I said, Nick grew the sales  quarter two versus  quarter one modestly 3% but that was growth. And the rate of decline versus prior year quarter's has
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                 decreased  significantly as I indicated.  So I think, you know,
                 Nick's making a lot of changes not just underscores it.

                 The other thing I would say to investors is Nick is actually going to be in attendance at the - some of the meetings next week, so people will have an opportunity to question and delve and get into that detail a little bit more.

(Larry Hemovich):Next, a couple - a follow-up question.  Can you tell us who the new hires - the key hires are the director of sales and head of marketing are?

Nick Curtis:     Pardon me?

(Larry Hemovich):Can you identify  who the new hires are that you talked  about?
                 The new director of sales and the director - the head of marketing?

Nick Curtis:     Yes,  in  the  marketing   side,  Darcy  Smith  and in the - as
                 director of sales, Rick Prell.

(Larry Hemovich):Darcy's  already  been  with the  company  so but Rick is a new addition?

Nick Curtis:     No, Rick  was actually  with the company on the marketing  side and he has a lot of sales management - very strong sales management experience.

(Larry Hemovich):So what I'm hearing you say is you've promoted some people from within?

Nick Curtis:     Yes. And like I say  restructured  when we put the  departments together so it really has increased our efficiencies and really, you know, we're not having to go out and incrementally spend in certain areas we looked through and really have been pretty strict with our budgets.
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(Larry Hemovich):Okay.  Thank you.

Operator:        Our  next   question   comes  from  (Koya  No)  with   Presidio
                 Management. Please go ahead.

(Van Brady):     This is (Van Brady).  Dave, I have a question for you that came up as a  result  of my  having a  conversation  with one of the analysts that was - been very involved with LASIK early on. And
                 I asked him about procedure and it was his opinion he felt that many of the  doctors  that  have been  comfortable  with  LASIK would kind of weigh  pretty  heavily just what risks there were
                 long-term  in   introducing  a  foreign  body  in  the  eye  in
                 particularly as much as there hadn't been any real long-term results with it.

                 Is this - how much of an issue is this in your dialogue with practitioners et cetera for the long-term uptake of the ICL?

David Bailey:    Yes. Hi, (Van).  It's a great  question.  Unfortunately I think you'll get  different  answers from  different  people but I'll have  a shot  at  that.  First  off,  if  you're  going  to put something  in the eye,  you've got to be sure that it's  highly
                 biocompatible   and  is  not  going  to  create   any  kind  of
                 inflammatory reaction. And the ICL is made in that sense from what we regard as a perfect material.

                 The real comparison is whether you attack the window to the eye - the cornea, which is anatomically perfect. It might not have enough refractive power but it's functioning perfectly. And what are the risks associated that - with that versus the risks of putting an implant in the eye.
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                 Now from  STAAR's  point of view,  we  believe we have the best technology, the best lens, and the best material to minimize the risks of putting a lens in the eye. And so on that - and certainly our clinical data shows that.

                 Putting aside the patient satisfaction levels in terms of the quality of the outcomes and the fact that people can see more lines on the chart than they could often with their glasses before - over 50% of them fall into that category.

                 You have - we have clearly looked during the clinical trial at inflammatory reactions, side effects, complication profiles, and we feel very good about those. I mean any surgical procedure has risk and can result in complications. The real question is what's the balance of risk versus benefit. And that has to be weighed for both a corneal based procedure and an intraocular procedure.

                 What I can tell you is that there is a significant move within ophthalmology that says refractive surgery is going to go inside the eye of one form or another, surgeons are very keen to look at implants going in towards to the eye rather than staying on the cornea.

                 It's amazing how five years ago a corneal based procedure would have - was when I introduced LASIK in Europe, the corneal based procedure was viewed as extremely radical. Ophthalmologists were always taught to leave the cornea intact.

                 So for sure there's concern over going inside the eye. I think we've got an exceptionally well performing product, which has a low complication profile versus the benefits and therefore I think people will choose to do that.
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                 And I think  people  will now - once  you get a phakic  implant approved in the U.S. people will have a comparison, they will have an alternative, they will have an option to the current corneal procedures. And they will be able to see in their patients the differences.

                 And I think as I've said, an intraocular procedure with an ICL will hold up very well in terms of a low complication profile and excellent outcomes. Sorry, (Van), a long answer to your question but hopefully that gives you a feel for my view on that.

(Van Brady):     Well, okay, Dave, thanks very much.

David Bailey:    Welcome.  Thank you.

Operator:        Our next question is a follow up question  from (Vivian  Wolf).
                 Please go ahead.

(Vivian Wolf):   Hi,  this is to both Nick and  Dave.  Nick,  with the  injector really delayed until it looks like November, is it fair to say that most of the growth or all the growth comes from the OUS market?

                 And if I look at the projections that you had given earlier for the international refractive business to double, if it's running up - what was it running up in the forties year-over-year, up 42% year over year? I mean for you to make a doubling implies a very healthy growth rate coming out of Q4 so I'm just wondering if you could both comment on those two assumptions?

David Bailey:    Well,  let me just  reiterate - related to your question let me just reiterate a couple of points I made and then Nick may want to comment.  We do expect some growth in the base IOL  business in the U.S. in the second half versus the first half.
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                 And that growth is come - going to come from a continuation  of a positive trend on the speciality lenses.

                 And then a stemming of the decrease on the silicone, specifically the plate, and actually gaining back some lost business on that. That's going to come because we do have a robust fix to those injector issues, which is going to drive incremental.

                 The injector that's delayed it really gives an acceleration to the growth rate on the speciality lenses because it makes us competitive with the three-piece collamer and the growth rates I quoted are based on only the one-piece collamer. So you're going to increase dramatically the growth rate once we get that injector.

(Vivian Wolf):   So is the injector - the new injector on the silicone  that you introduced I think in - late in Q2 is that - what kind of response are you seeing from that in the market?

David Bailey:    Well as I said in my text,  (Vivian),  we  introduced  that and then on both that  injector  and the one for the plate,  we had
                 inconsistency   of   lubricity.   So  we've  got  to  fix  that
                 inconsistency of lubricity on both for you to see the merits of the...

(Vivian Wolf):   On both - on the silicone and the collamer?

David Bailey:    On the silicone for the three-piece and on the silicone for the plate.  And we  expect - we have a fix for  that and we  expect that to give us real growth on silicone in the second half.
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                                                            Confirmation #544651
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                 We also expect  continued  growth with the  collamer  plate and then that will get accelerated when we come out with the three-piece injector, which is the one that's being delayed. So the real downside or risk that we're looking at is the fact that we've been delayed on that three-piece injector by a few months.

(Vivian Wolf):   Okay. And then on  international,  Dave, are you still - I mean the fourth quarter has to be a hell of quarter to double the international refractive business?

                 David Bailey: Yes, I mean we're expecting a lot from the ICL internationally. We've put a lot of work in. We had good growth in the first six months despite the fact we know that refractive procedures slowed down in Asia because of that whole SARS thing. And we also know that it slowed down in some of the hotter European countries like Spain and Italy, that that's starting to pick up.

                 We also know that we've done reasonably well in some markets to bring them back like South Africa and then we're taking some steps in two countries in particular, which is Italy and France, where we've had some growth but we know we've been limited because of the distribution channel we're move - we're using.

                 So we're going - we've actually started to open up additional channels in those two countries so that the product can reach its full potential. So yes it - there - we've got a lot going on and we're expecting a lot, (Vivian).

(Vivian Wolf):   Okay.

David Bailey:    But the interest in the product and the results  we're  getting now  with  the  repositioning  on  the V4 and the fact  that we have the  Toric  all augur  well  for growth. Whether we'll get
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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
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                                                            Confirmation #544651
                                                                         Page 36


                 exactly a doubling remains to be seen but certainly we'll be pushing out to get that.

(Vivian Wolf):   Okay.  Fair enough.  Thank you.

David Bailey:    Thanks, (Vivian).

Operator:        Ladies and gentlemen,  if there's any final  questions,  please press the star followed by the 1 on your telephone keypad. As a reminder, if you're using speaker equipment, please lift the handset before pressing the numbers.

                 At this time, it looks like we have no further questions. I'll turn the conference back over to David Bailey for any closing comments. Please go ahead.

David Bailey:    Thank you. Thank you for those very strong  questions.  In line with prior calls, I'll just finish up by reiterating some milestones for investors to use going forward. For the ICL, our next milestone is obviously going to panel. We expect to be reviewed in the very near future.

                 You should continue to look for ICL approvals in Taiwan and Australia but as I explained Taiwan is delayed as well as an expansion of the Canadian and the Korean approvals to include the Toric ICL.

                 We also recommend that you watch for new peer review articles, which will further build the case for the ICL against other procedures and against other phakic implants. For the Toric, we aim to close enrollment in the U.S. study by the end of the year and that's well on track. The silicone IOL's expected to begin gaining back lost plate business as I answered to
                 (Vivian)'s question and to gain overall market share in the second half.
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                                                                  STAAR SURGICAL
                                                          Moderator:  Doug Sherk
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                                                            Confirmation #544651
                                                                         Page 37


                 For the Collamer, expect the growth rate to continue pending the introduction of the three-piece collamer injector by the AA in November. After which we would expect to see an acceleration in the current growth rates.

                 Look for the phased introduction of a limited number of direct sales people in the U.S. to further strengthen the sales and proctoring efforts and for our consequential incremental spend as we indicated.

                 We will be further strengthening international sales channels as I talked to in Europe, particularly in Italy and France. All of this is aimed at removing limitations for growth of the ICL and the Toric ICL in these markets. Expect increased proctoring activity for the AquaFlow to halt the sales decline we have seen in the first month - six months, sorry.

                 That's a great product that delivers exceptional outcomes but once - but which demands dedicated resource as I had indicated in one of the answers to the questions. And see us continue to make overall progress with the business. And we look forward to updating you on that progress on future calls. Thank you very much.

Operator:        Ladies and gentlemen,  this concludes the STAAR Surgical second quarter 2003 earnings conference. If you would like to listen to a replay, you may dial 1-800-405-2236 or international participants may dial 303-590-3000 using pass code 544651.
                 Thank you again for your participation on today's conference and you may now disconnect.


                                       END